Exhibit 17(a)

[Proxy Card Front]

BlackRock Global Growth Fund, Inc.
100 Bellevue Parkway
Wilmington, Delaware 19809

PROXY

This proxy is solicited on behalf of the Board of Directors

The undersigned shareholder of the BlackRock Global Growth Fund, Inc. (the “Fund”), a Maryland Corporation, hereby appoints Howard Surloff, Ira Shapiro, Ben Archibald, Aaron Wasserman, John Perlowski, Neal J. Andrews, Jay M. Fife, Edward Baer, Brendan Kyne, Brian Schmidt, and Janey Ahn, or each of them, as proxies for the undersigned, each with the power to appoint his or her substitute, and hereby authorizes each of them to attend the special meeting of the shareholders of the Fund to be held at the offices of BlackRock Advisors, LLC, 800 Scudders Mill Road, Plainsboro, New Jersey 08536, on Friday, June 24, 2011 at 11:30 a.m. (Eastern time) (the “Special Meeting”), and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Special Meeting and otherwise to represent the undersigned at the Special Meeting with all powers possessed by the undersigned if personally present at the Special Meeting. The undersigned hereby acknowledges receipt of the Notice of the Meeting and the accompanying Prospectus/Proxy Statement, the terms of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to the Special Meeting.

The votes entitled to be cast by the undersigned will be cast in the manner directed herein by the undersigned shareholder. If no direction is made, the votes entitled to be cast by the undersigned will be cast “FOR” each of the Proposals.

By signing and dating the reverse side of this card, you authorize the proxies to cast all votes you are entitled to cast at the Special Meeting as marked, or if not marked, to vote “FOR” each Proposal, and to use their discretion to vote for any procedural matter relating to the Proposal as may properly come before the Special Meeting or any adjournment or postponement thereof. If you do not intend to personally attend the Special Meeting, please complete and return this card at once in the enclosed envelope.

(Continued and to be signed on the reverse side)

[Proxy Card Reverse]

Please mark boxes /X/ or [X] in blue or black ink.

1.

To consider a proposal to approve an Agreement and Plan of Reorganization (the “Reorganization Agreement”) pursuant to which the Fund would transfer all of its assets to the BlackRock Global Opportunities Portfolio (the “Acquiring Fund”), a series of BlackRock Funds, in exchange for the assumption by the Acquiring Fund of certain stated liabilities of the Fund and shares of the Acquiring Fund, as detailed in the Reorganization Agreement, which shares will be distributed by the Fund to you on a pro rata basis in complete liquidation of your Fund.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To transact such other business as may properly be presented at the Special Meeting or any adjournment or postponement thereof.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney or as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Dated:

X

Signature
X

Signature, if held jointly

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.